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                                                                    Exhibit 99.3

Contact:
Lawrence H. N. Kinet
President and CEO
(849) 229-2222


                  AKSYS' PHD(TM) SYSTEM RECEIVES IDE APPROVAL

Lincolnshire, IL, July 15, 1999 -- Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported that the U. S. Food and Drug Administration (FDA) has granted final approval of the Company's filing for an Investigational Device Exemption (IDE) related to its PHD Personal Hemodialysis System. FDA approval of the IDE filing was necessary before Aksys could begin the clinical evaluation process with its PHD System.

Aksys had filed the IDE during late March this year, and announced conditional FDA approval, pending system software validation, on May 5. The Company is now preparing the required number of systems to begin the clinical trial process before the end of the third quarter. After completing the clinical evaluation, Aksys will submit the patient data to the FDA with its 510(k) pre-market notification, anticipated before the end of the second quarter of 2000.

Lawrence H.N. Kinet, President and Chief Executive Officer, stated, "We are delighted with receiving final IDE approval of our PHD(TM) System. We are looking forward to beginning the clinical trials, and making home hemodialysis a reality for dialysis patients worldwide."

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. The Company's lead product in development, the PHD(TM) System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ materially from the results identified or implied in any forward-looking statement and these statements are based on the Company's views as of the date they are made with respect to future events. Factors that could cause such a difference include, but are not limited to, risks related to the failure to meet development and manufacturing milestones on a timely basis, changes in GMP requirements, changing market conditions, and risks related to the regulatory approval process. Regulatory risks include the timing, scope and results of the Company's clinical trials, and whether and when the Company will obtain clearance from the FDA of a 510(K) pre-market notification and what additional clinical and other data the Company might have to obtain in connection with seeking such clearance.

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